Filed pursuant to Rule 424(b)(5)

Registration No. 333-227236

PROSPECTUS SUPPLEMENT DATED JUNE 22, 2020

(To prospectus dated October 12, 2018)

2,666,667 Shares

Common Stock

We are offering 2,666,667 shares of our common stock, par value $0.01 per share, pursuant to this prospectus supplement and the accompanying prospectus at a price of $3.75 per share.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CLSN”. On June 19, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $5.26 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$3.7500	$10,000,001.2500
Underwriting discount (1)	$0.2625	$700,000.0875
Proceeds to us, before expenses	$3.4875	$9,300,001.1625

(1)	See the section of this prospectus supplement entitled “Underwriting” for a description of the compensation payable to the underwriters.

Delivery of the shares of common stock to investors is expected on or about  June 24, 2020, subject to customary closing conditions, only in book-entry form through the facilities of The Depository Trust Company.

Sole Book-Running Manager

Oppenheimer & Co.

The date of this prospectus supplement is June 22, 2020.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-227236) that we filed with the Securities and Exchange Commission, or the SEC, on September 7, 2018, as amended on September 28, 2018, and that was declared effective on October 12, 2018. Under this shelf registration statement, we may, from time to time, sell common stock or other securities, including in this offering.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock and other securities we may offer from time to time under our shelf registration statement, some of which does not apply to the securities offered by this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell the securities covered by this prospectus supplement in any jurisdiction where the offer or sale is not permitted.

The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus, or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

Forward-Looking Statements

Statements and terms such as “expect”, “anticipate”, “estimate”, “plan”, “believe” and words of similar import regarding our expectations as to the development and effectiveness of our technologies, the potential demand for our products, and other aspects of our present and future business operations, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our industry, business and operations, we cannot guarantee that actual results will not differ materially from our expectations. In evaluating such forward-looking statements, readers should specifically consider the various factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 25, 2020, which factors include, without limitation, plans and objectives of management for future operations or programs or proposed new products or services; changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing; possible changes in capital structure, financial condition, working capital needs and other financial items; changes in approaches to medical treatment; clinical trial analysis and future plans relating thereto; our ability to realize the full extent of the anticipated benefits of our acquisition of substantially all of the assets of EGEN, Inc., including achieving operational cost savings and synergies in light of any delays we may encounter in the integration process and additional unforeseen expenses; introduction of new products by others; possible licenses or acquisitions of other technologies, assets or businesses; and possible actions by customers, suppliers, partners, competitors and regulatory authorities. These and other risks and uncertainties could cause actual results to differ materially from those indicated by forward-looking statements.

The discussion of risks and uncertainties set forth in this prospectus supplement is not necessarily a complete or exhaustive list of all risks facing the Company at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment and our business is in a state of evolution. Therefore, it is likely that new risks will emerge, and that the nature and elements of existing risks will change, over time. It is not possible for management to predict all such risk factors or changes therein, or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors, or new or altered factors, may cause results to differ materially from those contained in any forward-looking statement. Except as required by law, we assume no obligation to revise or update any forward-looking statement that may be made from time to time by us or on our behalf for any reason, even if new information becomes available in the future. In this prospectus supplement, the terms “Celsion Corporation,” the “Company,” “we,” “us,” “our” and similar terms refer to Celsion Corporation, a Delaware corporation, and its wholly-owned subsidiary, CLSN Laboratories, Inc., also a Delaware corporation, unless the context otherwise requires. The Celsion brand and product names, including but not limited to Celsion® and ThermoDox® contained in this prospectus supplement are trademarks, registered trademarks or service marks of Celsion Corporation or its subsidiary in the United States and certain other countries. This document may also contain references to trademarks and service marks of other companies that are the property of their respective owners.

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PROSPECTUS SUPPLEMENT

Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus supplement. For a more complete understanding of Celsion and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-10. Unless we specify otherwise, all references in this prospectus to “Celsion,” “we,” “our,” “us” and “our company” refer to Celsion Corporation.

Company Overview

We are a fully integrated development clinical stage oncology drug company focused on advancing innovative cancer treatments, including directed chemotherapies, DNA-mediated immunotherapy and RNA based therapies. Our lead product candidate is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in a Phase III clinical trial for the treatment of primary liver cancer (the “OPTIMA Study”). Second in our pipeline is GEN-1, a DNA-mediated immunotherapy for the localized treatment of ovarian cancer. These investigational products are based on technologies that provide the platform for the future development of a range of therapeutics for difficult to treat forms of cancer. The first technology, on which ThermoDox® is based, is Lysolipid Thermally Sensitive Liposomes, a heat sensitive liposomal based dosage form that targets disease with known chemotherapeutics in the presence of mild heat. The second technology is TheraPlas, a novel nucleic acid-based treatment for local transfection of therapeutic DNA plasmids. With these technologies, we are working to develop and commercialize more efficient, effective and targeted oncology therapies that maximize efficacy while minimizing side effects common to cancer treatments.

ThermoDox®

ThermoDox® is being evaluated in a Phase III clinical trial for heptocellular carcinoma (“HCC”) which we call the OPTIMA Study, which study was initiated in 2014. ThermoDox® is a liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. Localized heat at hyperthermia temperatures (greater than 40° Celsius) releases the encapsulated doxorubicin from the liposome enabling high concentrations of doxorubicin to be deposited preferentially in and around the targeted tumor.

The OPTIMA Study. The OPTIMA Study represents an evaluation of ThermoDox® in combination with a first line therapy, radiofrequency ablation (“RFA”), for newly diagnosed, intermediate stage HCC patients. HCC incidence globally is approximately 755,000 new cases per year and has the fourth highest mortality rate of all cancers globally. Approximately 30% of newly diagnosed patients can be addressed with RFA.

On February 24, 2014, the Company announced that the United States Food and Drug Administration (the “FDA”), provided clearance for the OPTIMA Study, which is a pivotal, double-blind, placebo-controlled Phase III trial of ThermoDox®, in combination with standardized RFA, for the treatment of HCC. The trial design of the OPTIMA Study is based on the comprehensive analysis of data from an earlier Phase III clinical trial called the HEAT Study. The OPTIMA Study is supported by a hypothesis developed from an overall survival analysis of a large subgroup of patients from the HEAT Study.

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The OPTIMA Study was designed with extensive input from globally recognized HCC researchers and expert clinicians and after receiving formal written feedback from the FDA. The OPTIMA Study was designed to enroll up to 550 patients globally at approximately 65 clinical sites in the U.S., Canada, European Union (“EU”), China and other countries in the Asia-Pacific region and will evaluate ThermoDox® in combination with standardized RFA, which will require a minimum of 45 minutes across all investigators and clinical sites for treating lesions three to seven centimeters, versus standardized RFA alone. The primary endpoint for this clinical trial is overall survival (“OS”), and the secondary endpoints are progression free survival and safety. The statistical plan calls for two interim efficacy analyses by an independent Data Monitoring Committee (“DMC”), the first of which was conducted in November 2019 and the second of which is expected to be conducted in July 2020.

Post-hoc data analysis from the HEAT Study suggested that ThermoDox® may substantially improve OS, when compared to the control group, in patients if their lesions undergo a 45-minute RFA procedure standardized for a lesion greater than 3 cm in diameter. Data from nine OS sweeps have been collected since the top line progression free survival (“PFS”) data from the HEAT Study were announced in January 2013, with the data sets from each OS sweep demonstrating substantial improvement in clinical benefit over the control group with statistical significance. On August 15, 2016, we announced updated results from our final retrospective OS analysis of the data from the HEAT Study. These results demonstrated that in a large, well bounded, subgroup of patients with a single lesion (n=285, 41% of the HEAT Study patients), treatment with a combination of ThermoDox® and optimized RFA provided an average 54% risk improvement in OS compared to optimized RFA alone. The Hazard Ratio (“HR”), at this analysis is 0.65, with a 95% Confidence Interval (“CI”) within the bounds of 0.45 to 0.94 and a p-value of 0.02, indicating a statistically significant finding. Median OS for the ThermoDox® group has been reached which translates into a two-year survival benefit over the optimized RFA group (projected to be greater than 80 months for the ThermoDox® plus optimized RFA group compared to less than 60 months projection for optimized RFA alone).

While this information should be viewed with caution since it is based on a post-hoc analysis of a standardized RFA subgroup evaluated prospectively, we also conducted additional analyses that further strengthen the evidence for the HEAT Study subgroup. We commissioned an independent computational model at the University of South Carolina Medical School. The results unequivocally indicate that longer RFA heating times correlate with significant increases in doxorubicin concentration around the RFA treated tissue. In addition, we conducted a prospective preclinical study in 22 pigs using two different manufacturers of RFA and human equivalent doses of ThermoDox® that clearly support the relationship between increased heating duration and doxorubicin concentrations.

We completed enrollment of 556 patients in the OPTIMA Study in August 2018. Data for the study will be reviewed with two pre-planned interim analyses, the first of which was conducted in November 2019 and the second of which is expected to be conducted in July 2020, each as described below. We expect that the final efficacy analysis, if necessary, will be completed in the first half of 2021. If the study proves to provide a clinically meaningful improvement in overall survival, we will immediately apply for marketing authorization in the United States, Europe and China. ThermoDox® has received FDA Fast Track Designation and has been granted orphan drug designation for primary liver cancer in both the United States and Europe. Additionally, the FDA has provided ThermoDox® with a 505(b)(2) registration pathway. Subject to a successful trial, the OPTIMA Study has been designed to support registration in all key primary liver cancer markets. We fully expect to submit registrational applications in the United States, Europe and China. We expect to submit and believes that applications will be accepted in South Korea, Taiwan and Vietnam, three other significant markets for ThermoDox® if it were to receive approval in Europe, China or the United States.

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On December 18, 2018, we announced that the DMC for the OPTIMA Study completed its last scheduled review of all patients enrolled in the trial and unanimously recommended that the OPTIMA Study continue according to protocol to its final data readout. The DMC’s recommendation was based on its assessment of safety and data integrity of all patients randomized in the trial as of October 4, 2018. The DMC reviewed study data at regular intervals throughout the patient enrollment period, with the primary responsibilities of ensuring the safety of all patients enrolled in the study, the quality of the data collected, and the continued scientific validity of the study design. As part of its review of all 556 patients enrolled into the trial, the DMC evaluated a quality matrix relating to the total clinical data set, confirming the timely collection of data, that all data are current as well as other data collection and quality criteria.

On August 5, 2019, the Company announced that the prescribed number of events has been reached for the first pre-specified interim analysis of the OPTIMA Study with ThermoDox® plus RFA in patients with HCC, or primary liver cancer. Following preparation of the data, the first interim analysis was conducted by the DMC on November 1, 2019. This timeline was consistent with the Company’s stated expectations and is necessary to provide a full and comprehensive data set that may represent the potential for a successful trial outcome. In accordance with the statistical plan, this initial interim analysis has a target of 118 events, or 60% of the total number required for the final analysis. At the time of the data cutoff, the Company received reports of 128 events. The HR for success at 128 events is approximately 0.63, which represents a 37% reduction in the risk of death compared with optimized RFA alone and is consistent with the 0.65 HR that was observed in the prospective HEAT Study subgroup, which demonstrated a two-year overall survival advantage and a median time to death of more than seven and a half years.

On November 4, 2019, the Company announced that the DMC unanimously recommended the OPTIMA Study continue according to protocol. The recommendation was based on a review of blinded safety and data integrity from 556 patients enrolled in the Company’s multinational, double-blind, placebo-controlled pivotal Phase III study with ThermoDox® plus RFA in patients with HCC, or primary liver cancer. The DMC’s pre-planned interim efficacy review followed 128 patient events, or deaths, which occurred in August 2018. Data presented demonstrated that PFS and OS data appear to be tracking with patient data observed at a similar point in the Company’s subgroup of patients followed prospectively in the earlier HEAT Study, upon which the OPTIMA Study is based.

The data review demonstrated the following:

●	The OPTIMA Study patient demographics and risk factors are consistent with what the Company observed in the HEAT Study subgroup with all data quality metrics meeting expectations.

●	Median PFS for the OPTIMA Study reached 17 months as of August 2019. These blinded data compare favorably with 16 months median PFS for the 285 patients in the HEAT Study subgroup of patients treated with RFA >45 minutes and followed prospectively for overall survival.

●	Median OS for the OPTIMA Study has not been reached as of August 5, 2019, however median OS appears to be consistent with the HEAT Study subgroup of patients treated with RFA >45 minutes and followed prospectively for overall survival.

●	The OPTIMA Study has lost only 4 patients to follow-up from the initiation of the trial in September 2014 through August 2019 while the trial design allows for 3% risk for loss per year, which at this point would have exceeded 60 patients.

While the Company has not unblinded the study to report a HR, PFS and OS are tracking similarly to the subgroup of patients who received more than 45 minutes of RFA in the HEAT Study and followed prospectively for more than three years. This subgroup in the HEAT study demonstrated a 2-year overall survival advantage and a median time to death of more than 7 ½ years. This tracking appears to bode well for success at the next pre-planned interim efficacy analysis, which is intended after a minimum of 158 patient deaths and is projected to occur during the second quarter of 2020. The HR for success at 158 events is 0.70. This is below the HR of 0.65 observed for the 285 patients in the HEAT Study subgroup of patients treated with RFA for more than 45 minutes.

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On August 13, 2019, we announced that results from an independent analysis of our ThermoDox® HEAT Study conducted by the National Institutes of Health, or NIH, were published in the peer-reviewed publication, Journal of Vascular and Interventional Radiology. The analysis was conducted by the intramural research program of the NIH and the NIH Center for Interventional Oncology (“CIO”), with the full data set from the Company’s HEAT Study. The analysis evaluated the full data set to determine if there was a correlation between baseline tumor volume and RFA heating time (minutes/tumor volume in milliliters), with or without ThermoDox® treatment, for patients with HCC. The NIH analysis was conducted under the direction of Dr. Bradford Wood, MD, Director, NIH Center for Interventional Oncology and Chief, NIH Clinical Center Interventional Radiology.

The article titled, “RFA Duration Per Tumor Volume May Correlate With Overall Survival in Solitary Hepatocellular Carcinoma Patients Treated With RFA Plus Lyso-thermosensitive Liposomal Doxorubicin,” discussed the NIH analysis of results from 437 patients in the HEAT Study (all patients with a single lesion representing 62.4% of the study population). The key finding was that increased RFA heating time per tumor volume improved overall survival (“OS”) with significance in patients with single-lesion HCC who were treated with RFA plus ThermoDox®, compared to patients treated with RFA alone. A one-unit increase in RFA duration per tumor volume was shown to result in about a 20% improvement in OS for patients administered ThermoDox®, compared to RFA alone. The authors conclude that increasing RFA heating time in combination with ThermoDox® significantly improves OS and establishes an improvement of over two years versus the control arm when the heating time per milliliter of tumor is greater than 2.5 minutes. This finding is consistent with the Company’s own results, which defined the optimized RFA procedure as a 45-minute treatment for tumors with a diameter of 3 centimeters. Thus, the NIH analysis lends support to the hypothesis underpinning the OPTIMA Study.

On August 27, 2019, the Company announced that a study from a single site in China titled “Thermosensitive liposomal doxorubicin plus radiofrequency ablation increased tumor destruction and improved survival in patients with medium and large hepatocellular carcinoma: A randomized, double-blinded, dummy-controlled clinical trial in a single center” has been published in the Journal of Cancer Research and Therapeutics. These data were generated as part of the Phase III HEAT (Hepatocellular Carcinoma Study of RFA and ThermoDox®) Study sponsored by Celsion Corporation. The data from this single site at the Peking University Cancer Hospital and Institute in Beijing show an OS improvement of 22.5 months in patients with 3-7 cm unresectable HCC tumors receiving combined RFA and ThermoDox®, compared with the use of optimized RFA alone.

In this study, patients received 50 mg/m2 of ThermoDox® or placebo, plus RFA for 45 minutes or longer. Patients were followed for 11 to 80 months (average: 49.1 ± 24.8 months), with 18 of 22 patients completing the study. The mean OS for the ThermoDox® plus RFA group was 68.5 ± 7.2 months, which was significantly greater than the placebo plus RFA group (46.0 ± 10.6 months, pValue = 0.045). At the end of the follow-up period, the percentage of patients alive after 1, 3 and 5 years were as follows:

	ThermoDox + RFA	RFA Alone

% of patients alive at 1 year	90.0%	87.5%
% of patients alive at 3 years	90.0%	50.0%
% of patients alive at 5 years	77.1%	37.5%

The publication can be found in the Journal of Cancer Research and Therapeutics | Year: 2019 | Volume: 15 | Issue: 4 | Page 773 – 783. The authors are Yang W, Lee JC, Chen MH, Zhang ZY, Bai XM, Yin SS, et al. from the Departments of Ultrasound and Radiology, Key Laboratory of Carcinogenesis and Translational Research (Ministry of Education), Peking University Cancer Hospital and Institute in Beijing. Professor Min-Hua Chen was a principal investigator in the HEAT Study, from which these data are derived, and is also a principal investigator in the OPTIMA Study for the treatment of primary liver cancer with ThermoDox® plus standardized RFA.

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On April 15, 2020, the Company announced that the prescribed minimum number of events of 158 patient deaths has been reached for the second pre-specified interim analysis of the OPTIMA Phase III Study. Following preparation of the data, the DMC is expected to meet in July to conduct the second interim analysis. We expect to announce DMC recommendations as soon as possible after the meeting. The HR for success at 158 deaths is 0.70, which represents a 30% reduction in the risk of death compared with optimized RFA alone. This compares favorably with the HR of 0.65 observed in the HEAT Study.

The HEAT Study. On January 31, 2013, we announced that the HEAT Study, ThermoDox® in combination with RFA, did not meet the primary endpoint, PFS, in the Phase III clinical trial enrolling 701 patients with primary liver cancer. This determination was made after conferring with the HEAT Study independent DMC, that the HEAT Study did not meet the goal of demonstrating a clinically meaningful improvement in progression free survival. In the trial, ThermoDox® was well-tolerated with no unexpected serious adverse events. Following the announcement of the HEAT Study results, we continued to follow patients for OS, the secondary endpoint of the HEAT Study. We have conducted a comprehensive analysis of the data from the HEAT Study to assess the future strategic value and development strategy for ThermoDox®.

GEN-1

GEN-1 is a DNA-based immunotherapeutic product candidate for the localized treatment of ovarian cancer by intraperitoneally administering an Interleukin-12 (“IL-12”) plasmid formulated with our proprietary TheraPlas delivery system. In this DNA-based approach, the immunotherapy is combined with a standard chemotherapy drug, which can potentially achieve better clinical outcomes than with chemotherapy alone. We believe that increases in IL-12 concentrations at tumor sites for several days after a single administration could create a potent immune environment against tumor activity and that a direct killing of the tumor with concomitant use of cytotoxic chemotherapy could result in a more robust and durable antitumor response than chemotherapy alone. We believe the rationale for local therapy with GEN-1 is based on the following:

●	Loco-regional production of the potent cytokine IL-12 avoids toxicities and poor pharmacokinetics associated with systemic delivery of recombinant IL-12;

●	Persistent local delivery of IL-12 lasts up to one week and dosing can be repeated; and

●	Ideal for long-term maintenance therapy.

OVATION Study

In February 2015, we announced that the FDA accepted, without objection, the Phase IB dose-escalation clinical trial of GEN-1 in combination with the standard of care in neo-adjuvant ovarian cancer (the “OVATION Study”). On September 30, 2015, we announced enrollment of the first patient in the OVATION Study. The OVATION Study was designed (i) to identify a safe, tolerable and potentially therapeutically active dose of GEN-1 by recruiting and maximizing an immune response and (ii) to enroll three to six patients per dose level to evaluate safety and efficacy and attempt to define an optimal dose for a follow-on Phase II study. In addition, the OVATION Study establishes a unique opportunity to assess how cytokine-based compounds such as GEN-1 directly affect ovarian cancer cells and the tumor microenvironment in newly diagnosed patients. The study was designed to characterize the nature of the immune response triggered by GEN-1 at various levels of the patients’ immune system.

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We initiated the OVATION Study at four clinical sites at the University of Alabama at Birmingham, Oklahoma University Medical Center, Washington University in St. Louis and the Medical College of Wisconsin. During 2016 and 2017, we announced data from the first fourteen patients in the OVATION Study who completed treatment. On October 3, 2017 and again on March 2, 2019, we announced final clinical and translational research data from the OVATION Study.

We reported positive clinical data from the first fourteen patients who have completed treatment in the OVATION Study. GEN-1 plus standard chemotherapy produced positive clinical results, with no dose limiting toxicities and positive dose dependent efficacy signals which correlate well with positive surgical outcomes. The OVATION Study evaluated escalating doses of GEN-1 (36 mg/m2, 47 mg/m2, 61 mg/m2 and 79 mg/m2) administered intraperitoneally in combination with three cycles of neoadjuvant chemotherapy prior to interval debulking surgery, followed by three cycles of NAC in the treatment of newly diagnosed patients with Stage III/IV ovarian cancer.

In this Phase IB dose-escalation study, the 14 patients who were evaluable for response demonstrated median PFS of 21 months in patients treated per protocol and 17.1 months for the intent-to-treat population (n=18) for all dose cohorts, including three patients who dropped out of the study after 13 days or less, and two patients who did not receive full NAC and GEN-1 cycles. In addition, 100% of patients administered NAC plus the two higher doses of GEN-1 experienced an objective tumor response (defined as a partial or complete response) compared to only 60% of patients given the two lower doses. Pathological changes were assessed as part of the study, with the density of markers measured in tissue sections assessed via immunohistochemistry staining. Dose-limiting toxicity was not reached in the OVATION 1 Study.

OVATION 2 Study

On November 13, 2017, the Company filed its Phase I/II clinical trial protocol with the FDA for GEN-1 for the localized treatment of ovarian cancer. The protocol is designed with a single dose escalation phase to 100 mg/m² to identify a safe and tolerable dose of GEN-1 while maximizing an immune response. The Phase I portion of the study will be followed by a continuation at the selected dose in 130 patients randomized Phase II study. On November 5, 2019, the Company announced that the independent Data Safety Monitoring Board (“DSMB”) completed its safety review of data from the first eight patients enrolled in the ongoing Phase I/II OVATION 2 Study. Based on the DSMB’s recommendation, the study will continue as planned and the Company will proceed with completing enrollment in the Phase I portion of the trial.

In the OVATION 2 Study, patients in the GEN-1 treatment arm will receive GEN-1 plus chemotherapy pre- and post-interval debulking surgery. The OVATION 2 Study will include up to 130 patients with Stage III/IV ovarian cancer, with 12 to 15 patients in the Phase I portion and up to 118 patients in Phase II. The study is powered to show a 33% improvement in the primary endpoint, PFS, when comparing GEN-1 with neoadjuvant + adjuvant chemotherapy versus neoadjuvant + adjuvant chemotherapy alone. The PFS primary analysis will be conducted after at least 80 events have been observed or after all patients have been followed for at least 16 months, whichever is later.

Developed with extensive input from the Company’s Medical Advisory Board, the OVATION 2 Study builds on promising clinical and translational research data from the Phase IB dose-escalation OVATION 1 Study, in which enrolled patients received escalating weekly doses of GEN-1 up to 79 mg/m² for a total of eight treatments in combination with standard-of-care neoadjuvant chemotherapy (“NACT”), followed by interval debulking surgery (“IDS”). In addition to exploring a higher dose of GEN-1 in the OVATION 2 study, patients will continue to receive GEN-1 after their IDS in combination with adjuvant chemotherapy.

The latest DSMB review of GEN-1 at 100 mg/m² has confirmed that there were no dose limiting toxicities detected in any of the five patients dosed with GEN-1 and that intraperitoneal administration is well tolerated even when given with standard NACT. Of the eight patients treated in the Phase I portion of the OVATION 2 Study, five patients were treated with GEN-1 plus NACT and three patients were treated with NACT only.

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In March 2020, the Company announced initial clinical data from the first 15 patients enrolled in the ongoing Phase I/II OVATION 2 Study for patients newly diagnosed with Stage III and IV ovarian cancer. The OVATION 2 Study combines GEN-1, the Company’s IL-12 gene-mediated immunotherapy, with NACT. Following NACT, patients undergo IDS, followed by three additional cycles of chemotherapy.

GEN-1 plus standard NACT produced positive dose-dependent efficacy results, with no dose-limiting toxicities, which correlates well with successful surgical outcomes as summarized below:

●	Of the 15 patients treated in the Phase I portion of the OVATION 2 Study, nine patients were treated with GEN-1 at a dose of 100 mg/m² plus NACT and six patients were treated with NACT only. All 15 patients had successful resections of their tumors, with seven out of nine patients (78%) in the GEN-1 treatment arm having an R0 resection, which indicates a microscopically margin-negative resection in which no gross or microscopic tumor remains in the tumor bed. Only three out of six patients (50%) in the NACT only treatment arm had a R0 resection.

●	When combining these results with the surgical resection rates observed in the Company’s prior Phase Ib dose-escalation trial (the “OVATION 1 Study”), a population of patients with inclusion criteria identical to the OVATION 2 Study, the data reflect the strong dose-dependent efficacy of adding GEN-1 to the current standard of care NACT:

		% of Patients with R0 Resections
0, 36, 47 mg/m² of GEN-1 plus NACT	n=12	42%
61, 79, 100 mg/m² of GEN-1 plus NACT	n=17	82%

●	The objective response rate (“ORR”) as measured by Response Evaluation Criteria in Solid Tumors (“RECIST”) criteria for the 0, 36, 47 mg/m² dose GEN-1 patients were comparable, as expected, to the higher (61, 79, 100 mg/m²) dose GEN-1 patients, with both groups demonstrating an approximate 80% ORR.

On March 23, 2020, the Company announced that the European Medicines Agency (“EMA”) Committee for Orphan Medicinal Products (“COMP”) has recommended that GEN-1 be designated as an orphan medicinal product for the treatment of ovarian cancer. GEN-1, designed using Celsion’s proprietary TheraPlas platform technology, is an IL-12 DNA plasmid vector encased in a non-viral nanoparticle delivery system, which enables cell transfection followed by persistent, local secretion of the IL-12 protein. GEN-1 previously received orphan designation from the FDA and is currently being evaluated in the OVATION 2 Study for the treatment of newly diagnosed patients with Stage III and IV ovarian cancer.

On March 26, 2020, the Company jointly announced with Medidata, a Dassault Systèmes company, that examining matched patient data provided by Medidata in a synthetic control arm (“SCA”) with results from the Company’s completed Phase IB dose-escalating OVATION 1 Study with GEN-1 in Stage III/IV ovarian cancer patients showed positive results in PFS. The HR was 0.53 in the intent-to-treat (“ITT”) group, showing strong signals of efficacy. GEN-1, designed using our proprietary TheraPlas platform technology, is an IL-12 DNA plasmid vector encased in a non-viral nanoparticle delivery system, which enables cell transfection followed by persistent, local secretion of the IL-12 protein. Celsion believes these data may warrant consideration of strategies to accelerate the clinical development program for GEN-1 in newly diagnosed, advanced ovarian cancer patients by the FDA. In its March 2019 discussion with Celsion, the FDA noted that preliminary findings from the Phase IB OVATION I Study were exciting but lacked a control group to evaluate GEN-1’s independent impact on impressive tumor response, surgical results and PFS. The FDA encouraged the Company to continue its GEN-1 development program and consult with FDA with new findings that may have a bearing on designations such as Fast Track and Breakthrough Therapy. SCAs have the potential to revolutionize clinical trials in certain oncology indications and some other diseases where a randomized control is not ethical or practical. SCAs are formed by carefully selecting control patients from historical clinical trials to match the demographic and disease characteristics of the patients treated with the new investigational product. SCAs have been shown to mimic the results of traditional randomized controls so that the treatment effects of an investigational product can be visible by comparison to the SCA. SCAs can help advance the scientific validity of single arm trials, and in certain indications, reduce time and cost, and expose fewer patients to placebos or existing standard-of-care treatments that might not be effective for them.

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TheraPlas Technology Platform

TheraPlas is a technology platform for the delivery of DNA and messenger RNA, or mRNA, therapeutics via synthetic non-viral carriers and is capable of providing cell transfection for double-stranded DNA plasmids and large therapeutic RNA segments such as mRNA. There are two components of the TheraPlas system, a plasmid DNA or mRNA payload encoding a therapeutic protein and a delivery system. The delivery system is designed to protect the DNA/RNA from degradation and promote trafficking into cells and through intracellular compartments. We designed the delivery system of TheraPlas by chemically modifying the low molecular weight polymer to improve its gene transfer activity without increasing toxicity. We believe TheraPlas is a viable alternative to current approaches to gene delivery due to several distinguishing characteristics, including enhanced molecular versatility that allows for complex modifications to improve activity and safety.

On August 8, 2016, we signed the GEN-1 Agreement with Hisun to pursue an expanded partnership for the technology transfer relating to the clinical and commercial manufacture and supply of GEN-1, Our proprietary gene mediated, IL-12 immunotherapy, for the China territory, with the option to expand into other countries in the rest of the world after all necessary regulatory approvals are obtained. The GEN-1 Agreement will help to support supply for both ongoing and planned clinical studies in the U.S. and for potential future studies of GEN-1 in China. We are currently evaluating GEN-1 in first line ovarian cancer patients.

In June 2012, we signed a long-term commercial supply agreement with Hisun for the production of ThermoDox®. Hisun is one the largest manufacturers of chemotherapy agents globally, including doxorubicin. In July 2013, the ThermoDox® collaboration was expanded to focus on next generation liposomal formulation development with the goal of creating safer, more efficacious versions of marketed cancer chemotherapeutics. During 2015, Hisun successfully completed the manufacture of three registration batches for ThermoDox® and has obtained regulatory approvals to supply ThermoDox® to participating clinical trial sites in all of the countries of South East Asia and North America, as well as to the European Union countries allowing for early access to ThermoDox®. The future manufacturing of clinical and commercial supplies by Hisun will result in a cost structure allowing us to profitably access all global markets, including third world countries, and help accelerate the Company’s product development program in China for ThermoDox® in primary liver cancer and other approved indications.

Recent Developments

In 2019, the Company received approval from the New Jersey Economic Development Authority to sell $1.9 million of its State of New Jersey net operating losses (“NOLs”) as part of the Technology Business Tax Certificate Program sponsored by The New Jersey Economic Development Authority. Under the program, emerging biotechnology companies with unused NOLs and unused research and development credits are allowed to sell these benefits to other companies. In early 2020, the Company entered into an agreement to sell these NOLs and, in April 2020, the Company completed the sale of the New Jersey NOLs and received $1.8 million in net proceeds. The Company has approximately $2.0 million available in future tax benefits remaining under the NOL program for future years. The Company anticipates selling those NOLs in 2020 but there can be no assurance as to the timing of any sale or that the NOLs may be sold at all.

Under the Company’s Capital on DemandTM Sales Agreement (the “Capital on Demand Agreement”) with JonesTrading Institutional Services LLC, as sales agent, the Company sold 1,164,748 shares of its common stock for net proceeds of approximately $3.38 million (at an average price of $2.90 per share) during the period of June 2, 2020 through June 12, 2020. The Company has not sold any other shares under the Capital on Demand Agreement in 2020.

Corporate Information

We were founded in 1982 and are a Delaware corporation. Our principal executive offices are located at 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648. Our telephone number is (609) 896-9100. Our website is www.celsion.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase our common stock.

S-8

The Offering

Common stock offered	2,666,667 shares

Common stock to be outstanding after this offering	31,923,768 shares

Public Offering Price	$3.75 per share

Use of proceeds	We intend to use the net proceeds from this offering for clinical development of our product candidates, working capital and other general corporate purposes. See “Use of Proceeds” on page S-12.

Risk factors	See the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to invest in our securities.

Nasdaq Capital Market symbol	“CLSN”

Lock-Up Agreements	We, and certain of our executive officers and our directors have agreed with the underwriters that, without the prior written consent of Oppenheimer & Co., subject to certain negotiated exceptions, we and certain of our executive officers and our directors will not, for a period of 60 days, in either case, following the date of this prospectus supplement, offer or contract to sell any of our shares of common stock. See “Underwriting” on page S-15 of this prospectus supplement.

(i) The number of shares of our common stock outstanding is based on an aggregate of 29,257,101 shares of our common stock outstanding as of March 31, 2020 and excludes:

●	4,348,142 shares of common stock issuable upon the exercise of outstanding options as of March 31, 2020, having a weighted average exercise price of $2.62 per share;

●	8,750 shares of common stock issuable upon the vesting of common stock awards as of March 31, 2020, having a weighted average grant day fair value of $1.59 per share;

●	3,826,098 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2020, having a weighted average exercise price of $1.34 per share;

●	4,152 shares of common stock reserved for future issuance pursuant to our existing stock incentive plan;

●	1,164,748 shares of common stock issued in June 2020 pursuant to the Capital on Demand Agreement. See “-Recent Developments” for further details; and

●	130,864 shares of common stock issued pursuant to exercise of stock options in June 2020.

S-9

Risk Factors

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks discussed below, together with the risks under the heading “Risk Factors” beginning on page 24 under Part I, Item IA of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference herein and therein and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the identified risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects and the trading price of our securities. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects and the trading price of our securities.

The global COVID-19 pandemic could have material adverse effects on the Company and your investment.

In January 2020, the World Health Organization declared an outbreak of novel coronavirus (“COVID-19”) a global pandemic, and the U.S. Department of Health and Human Services declared a public health emergency to aid the U.S. healthcare community in responding to COVID-19. This virus continues to spread globally and, as of mid-May 2020, has spread to over 100 countries, including the United States. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including, but not limited to, shelter-in-place orders, quarantines, and significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic impacts of the pandemic has introduced significant volatility in the financial markets. The Company did not observe significant impacts on its business or results of operations for the three months ended March 31, 2020 due to the global emergence of COVID-19. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

The Company’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic.

The disruptions caused by COVID-19 may also disrupt preclinical studies, the clinical trials process and enrollment of patients. This may delay commercialization efforts. The Company is currently monitoring its operating activities in light of these events and it is reasonably possible that the virus could have a negative effect on the Company’s financial condition and results of operations, the specific impact is not readily determinable as of the date of these financial statements.

The actual amount of funds the Company will need to operate is subject to many factors, some of which are beyond the Company’s control. These factors include the following:

●	the progress of research activities;

●	the number and scope of research programs;

●	the progress of preclinical and clinical development activities;

●	the progress of the development efforts of parties with whom the Company has entered into research and development agreements;

S-10

●	the costs associated with additional clinical trials of product candidates;

●	the ability to maintain current research and development licensing arrangements and to establish new research and development and licensing arrangements;

●	the ability to achieve milestones under licensing arrangements;

●	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

●	the costs and timing of regulatory approvals.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock in this offering is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase securities in this offering, you will pay an effective price per share of common stock that substantially exceeds our net tangible book value per share after giving effect to this offering. Based on a public offering price of $3.75 per share of common stock, if you purchase securities in this offering, you will experience immediate dilution of $(3.52) per share, representing the difference between the public offering price of the securities and our pro forma as adjusted net tangible book value per share after giving effect to this offering. Furthermore, if any of our outstanding options or warrants are exercised at prices below the public offering price, we grant additional options or other awards under our equity incentive plans or issue additional warrants, you may experience further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds from this offering for clinical development of our product candidates, working capital and other general corporate purposes. See “Use of Proceeds” on page S-12. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of future equity offerings and other issuances of our securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the sale of shares in this offering and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

S-11

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

Use of Proceeds

We estimate that the net proceeds from the sale of the securities offered under this prospectus supplement, after deducting the underwriting discounts and estimated offering expenses payable by us will be $9.1 million.

We intend to use the net proceeds from the sale of the shares for clinical development of our product candidates, working capital and for other general corporate purposes. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Capitalization

The following table sets forth our consolidated cash and cash equivalents, equity and total capitalization as of March 31, 2020:

●	on an actual basis; and

●	on a pro forma basis to give effect to the sale of 2,666,667 shares of our common stock in this offering and the application of the estimated net proceeds as described under “Use of Proceeds.”

You should read the data set forth in the table below in conjunction with the section of this prospectus supplement under the caption “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes and other financial information included or incorporated by reference in this prospectus supplement.

S-12

	At March 31, 2020 (in 1,000’s)
(UNAUDITED)	Actual	Pro Forma

Cash, investments, interest and net operating loss receivables and other current assets	$18,877	$27,937
Preferred stock $0.01 par value: 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value: 112,500,000 shares authorized; 29,257,435 and 31,924,102 shares issued and 29,257,101 and 31,923,768 shares outstanding actual and pro forma, respectively	293	320
Additional paid-in capital	311,571	320,604
Accumulated deficit, net of accumulated other comprehensive income	(295,570)	(295,570)
Treasury Stock: 334 shares	(85)	(85)
Total stockholders’ equity	16,209	25,629
Total capitalization	$16,209	$25,629

The number of shares of our common stock outstanding is based on an aggregate of 29,257,101 shares of our common stock outstanding as of March 31, 2020 and excludes:

●	4,348,142 shares of common stock issuable upon the exercise of outstanding options as of March 31, 2020, having a weighted average exercise price of $2.62 per share;

●	8,750 shares of common stock issuable upon the vesting of common stock awards as of March 31, 2020, having a weighted average grant day fair value of $1.59 per share;

●	3,826,098 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2020, having a weighted average exercise price of $1.34 per share;

●	4,152 shares of common stock reserved for future issuance pursuant to our existing stock incentive plan;

●	1,164,748 shares of common stock issued in June 2020 pursuant to the Capital on Demand Agreement. See “-Recent Developments” for further details; and

●	130,864 shares of common stock issued pursuant to exercise of stock options in June 2020.

Dilution

If you purchase shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per security you will pay in this offering and the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our net tangible book value, which consists of total tangible assets (total assets less intangible assets) less total liabilities. As of March 31, 2020, we had a historical net tangible book value of $(1.8 million), or approximately $(0.06) per share.

Purchasers participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of securities in this offering at the public offering price of $3.75 per share, and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value per share of our common stock at March 31, 2020 would have been approximately $7.3 million, or $0.23 per share. This represents an immediate increase in net tangible book value per share of our common stock of approximately $0.29 per share to existing stockholders and an immediate dilution of approximately $(3.52) per share to purchasers in this offering. The following table illustrates this per share dilution:

Public offering price per share		$3.75

Net tangible book value per share as of March 31, 2020	$(0.06)
Increase per share attributable to this offering	$0.29

As adjusted net tangible book value per share as of March 31, 2020		$0.23

Dilution in net tangible book value per share to new investors in this offering		$(3.52)

S-13

The number of shares of our common stock outstanding is based on an aggregate of 29,257,101 shares of our common stock outstanding as of March 31, 2020 and excludes:

●	4,348,142 shares of common stock issuable upon the exercise of outstanding options as of March 31, 2020, having a weighted average exercise price of $2.62 per share;

●	8,750 shares of common stock issuable upon the vesting of common stock awards as of March 31, 2020, having a weighted average grant day fair value of $1.59 per share;

●	3,826,098 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2020, having a weighted average exercise price of $1.34 per share;

●	4,152 shares of common stock reserved for future issuance pursuant to our existing stock incentive plan;

●	1,164,748 shares of common stock issued in June 2020 pursuant to the Capital on Demand Agreement. See “-Recent Developments” for further details; and

●	130,864 shares of common stock issued pursuant to exercise of stock options in June 2020.

To the extent that any outstanding options or warrants are exercised, new options are issued under our stock incentive plans, or we otherwise issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to new investors.

The information above assumes that the underwriters do not exercise their option to purchase additional shares of our common stock. If the underwriters exercise their option in full to purchase additional shares of our common stock in this offering at the public offering price of $3.75 per share, the net tangible book value per share after this offering would be $0.23 per share, the immediate increase in the net tangible book value per share to existing stockholders would be $0.29 per share and the immediate dilution to investors participating in this offering would be $(3.52) per share.

Description of Securities We Are Offering

General

Our authorized capital stock consists of 112,500,000 shares of common stock, $0.01 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. As of June 19, 2020, there were 30,552,713 shares of common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law, as amended, or the DGCL, the provisions of our certificate of incorporation, as amended, or our certificate of incorporation, and our bylaws, as amended, or our bylaws. This information is qualified entirely by reference to the applicable provisions of the DGCL, our certificate of incorporation and bylaws. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section titled “Where You Can Find Additional Information” in this prospectus.

S-14

Common Stock

Holders of common stock to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future.

UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on June 22, 2020. Oppenheimer & Co. Inc. is acting as the representative of the several underwriters. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Oppenheimer & Co. Inc.	2,666,667
Total	2,666,667

The underwriters are obligated to purchase all the shares if they purchase any of the shares. The shares of common stock offered hereby are expected to be ready for delivery on or about June 24 against payment in immediately available funds.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at a price less a concession not in excess of $0.15750 per share to brokers and dealers. After the shares of common stock are released for sale to the public, the representative may change the offering price, the concession, and other selling terms at various times.

S-15

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, before expenses.

	Per Share	Total
Public offering price	$3.7500	$10,000,001.2500
Underwriting discounts and commissions(1)	$0.2625	$700,000.0875
Proceeds, before expenses, to us	$3.4875	$9,300,001.1625

(1) We have agreed to pay the underwriters a commission of 7% of gross proceeds raised in the offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $240,000, which includes the fees and expenses for which we have agreed to reimburse the underwriters, provided that any such fees and expenses in excess of an aggregate of $100,000 will be subject to our prior written approval (which shall not be unreasonably withheld).

Pursuant to the underwriting agreement, until December 31, 2020, Oppenheimer & Co. Inc. shall have a right of first refusal to act as sole underwriter, initial purchaser, placement/selling agent, or arranger, as the case may be, on any new financing for the Company (excluding equipment lease financings, loans or grants from governmental authorities or in connection with government programs and financings relating to or sales of tax attributes) during such period. Oppenheimer & Co. Inc. shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions: The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock, so long as stabilizing bids do not exceed a specified maximum.

●	Syndicate covering transactions: The underwriters may sell more shares of common stock in connection with this offering than the number of shares of common stock that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of common stock, if applicable. The underwriters may close out any covered short position either by exercising their over-allotment option, if applicable, or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market, as compared to the price at which they may purchase shares of common stock through the over-allotment option, if applicable. Naked short sales are short sales in excess of the over-allotment option, if applicable. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares of common stock that could adversely affect investors who purchase shares of common stock in this offering.

●	Penalty bids: If the representative purchases shares of common stock in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares of common stock as part of this offering.

●	Passive market making: Market makers in the shares of common stock who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

S-16

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of our shares of common stock or preventing or mitigating a decline in the market price of our shares of common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares of common stock if it discourages resales of the shares.

We have agreed to indemnify the underwriters and other specified persons against certain civil liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to contribute to payments that the underwriters may be required to make in respect of such liabilities.

Lock-Up Agreements

We, and certain of our executive officers and directors, have agreed, subject to specified exceptions, not to directly or indirectly, without the prior written consent of Oppenheimer & Co. Inc.

●	offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any common stock or any securities convertible into or exercisable or exchangeable for common stock;

●	enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequences of ownership of common stock or any securities convertible into or exercisable or exchangeable for common stock regardless of whether any such transaction is to be settled in securities, in cash or otherwise;

●	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any common stock or any securities convertible into or exercisable or exchangeable for common stock; or

●	publicly announce any intention to do any of the foregoing.

This restriction, as it pertains to our directors and officers, terminates after the 60th day after the date of this prospectus supplement or, if earlier, the date on which (i) the closing price of the common stock equals at least 175% of the price to public per share in this offering and (ii) the Phase III OPTIMA study meets the clinical endpoints at the second interim analysis. Oppenheimer & Co. Inc. may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, as applicable, release us and/or our officers and directors from all or any portion of these lock-up restrictions.

Electronic Delivery of Preliminary Prospectus

A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

S-17

Notice to Non-U.S. Investors

European Economic Area

In relation to each Member State of the European Economic Area , no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State in accordance with the Prospectus Regulation, except that an offer of such securities may be made to the public in that Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

(b)	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Regulation) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order”, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a “Relevant Person”.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Canada

The common stock may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

S-18

Germany

Each person who is in possession of this prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the shares of our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the shares of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

(a)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(b)	where no consideration is or will be given for the transfer; or

(c)	where the transfer is by operation of law.

S-19

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of common stock.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones.

The common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

France

This prospectus supplement has not been prepared in the context of a public offering of financial securities in France within the meaning of Article L.411-1 of the French Code Monétaire et Financier and Title I of Book II of the Reglement Général of the Autorité des marchés financiers, or the AMF, and therefore has not been and will not be filed with the AMF for prior approval or submitted for clearance to the AMF. Consequently, the shares of our common stock may not be, directly or indirectly, offered or sold to the public in France and offers and sales of the shares of our common stock may only be made in France to qualified investors (investisseurs qualifiés) acting for their own, as defined in and in accordance with Articles L.411-2 and D.411-1 to D.411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier. Neither this prospectus supplement nor any other offering material may be released, issued or distributed to the public in France or used in connection with any offer for subscription on sale of the shares of our common stock to the public in France. The subsequent direct or indirect retransfer of the shares of our common stock to the public in France may only be made in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code Monétaire et Financier.

S-20

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or from the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “CLSN.”

S-21

Legal Matters

The validity of the securities being offered hereby will be passed upon by Baker & McKenzie LLP, New York, NY. Certain legal matters will be passed upon for the underwriter representative by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, NY.

Experts

WithumSmith+Brown, PC (“Withum”), an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2019 as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated herein by reference in reliance on Withum’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

This prospectus supplement constitutes a part of the registration statement on Form S-3 that we have filed with the SEC under the Securities Act. As permitted by the SEC’s rules, this prospectus supplement and any accompanying prospectus, which forms a part of the registration statement, do not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement or any accompanying prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.celsion.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also request a copy of these filings, at no cost, by writing or telephoning us at: 997 Lexington Drive, Suite 100, Lawrenceville, NJ 08648, (609) 896-9100.

Incorporation of Certain Information by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

S-22

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

●	the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2020 that are deemed “filed” with the SEC under the Exchange Act;

●	our Current Reports on Form 8-K filed with the SEC on April 1, 2019, October 28, 2019, March 3, 2020, March 9, 2020, March 13, 2020, April 23, 2020, June 1, 2020 and June 16, 2020; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 26, 2000, as amended by a Form 8-A/A dated February 7, 2008, and any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including any such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Celsion, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

(609) 896-9100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

S-23

PROSPECTUS

$75,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

and

190,114 Shares of Common Stock

Issuable upon Exercise of Outstanding Warrants

Offered by the Selling Stockholder

This prospectus relates to a primary offering by the Company and a secondary offering by the selling stockholder. In the primary offering, from time to time, we may offer or sell, together or separately, in one or more offerings:

●	common stock;

●	preferred stock;

●	debt securities;

●	warrants to purchase common stock or preferred stock;

●	rights to purchase common stock or preferred stock; and

●	units comprised of two or more of the foregoing securities.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $75,000,000, in amounts, at prices and on terms to be determined at the time of each offering thereof. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities using this prospectus, we will provide the specific terms of the securities and the offering in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add to, update or change the information contained in this prospectus and will also describe the specific manner in which we will offer the securities.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement. You should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, prior to investing in any of our securities.

This prospectus also relates to the resale, from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 190,114 shares of our common stock, par value $0.01 per share, issuable upon exercise of the certain Warrants to Purchase Shares of Common Stock (the “Warrants”) on the terms described in this prospectus or in an applicable prospectus supplement. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. We will receive proceeds from cash exercise of the Warrants, which, if exercised in cash with respect to all of the 190,114 shares of common stock, would result in gross proceeds of approximately $500,000 to us. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the shares.

The selling stockholder may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus, in any accompanying prospectus supplement and in any related free writing prospectus, and under similar headings in the documents incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus.

Our common stock is traded on The NASDAQ Capital Market under the symbol “CLSN.” On September 27, 2018, the last reported sale price of our common stock on The NASDAQ Capital Market was $2.79 per share. We do not expect our preferred stock, debt securities, warrants, rights or units to be listed on any securities exchange or over-the-counter market unless otherwise described in the applicable prospectus supplement.

As of September 27, 2018, the aggregate market value of our voting and non-voting common stock held by non-affiliates pursuant to General Instruction I.B.6. of Form S-3 was $49.7 million which was calculated based on 17,801,648 outstanding shares of our voting and non-voting common stock held by non-affiliates and at a price of $2.79 per share, the closing sale price of our common stock reported on The NASDAQ Capital Market on September 27, 2018. As a result, we are eligible to offer and sell up to an aggregate of 19,330,540 of shares of our common stock pursuant to General Instruction I.B.6. of Form S-3. During the 12 calendar months prior to and including the date of this prospectus, we have offered and sold $450,000 of securities under this Registration Statement and or our Registration Statement (File No. 333-206789) filed on September 4, 2015 pursuant to General Instruction I.B.6 of Form S-3. In no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 12, 2018

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer shares of our common stock, shares of our preferred stock, debt securities, warrants, rights or units comprised of two or more of the foregoing securities in one or more offerings, for a total maximum offering price not to exceed $75,000,000.

In addition, this prospectus relates to the resale, from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 190,114 shares of our common stock, par value $0.01 per share, issuable upon exercise of certain Warrants. As described below under “Selling Stockholder”, on page 25 the Warrants are immediately exercisable for cash or by net exercise from the date of grant and will expire after ten years from the date of grant. The Warrants are exercisable for a total of 190,114 shares of common stock at $2.63 per share by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. We will receive proceeds from the cash exercise of the warrants which, if exercised in cash with respect to all of the 190,114 shares of common stock, would result in gross proceeds of approximately $500,000 to us.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that specific offering, including the specific amounts, prices and terms of the securities offered. Any prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus, on the other hand, you should rely on the information in the prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus and any applicable prospectus supplement contain and incorporate by reference market data, industry statistics and other data that have been obtained or compiled from information made available by third parties. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Industry publications and other reports we have obtained from independent parties generally state that the data contained in these publications or other reports have been obtained in good faith or from sources considered to be reliable, but they do not guarantee the accuracy or completeness of such data.

We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, any documents that we incorporate by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any documents incorporated by reference herein or therein is accurate as of any date other than the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

1

This document may only be used where it is legal to sell these securities. This prospectus is not an offer to sell these securities and it is no soliciting an offer to buy these securities in any jurisdiction whether the offer or sale is not permitted.

Unless the context indicates otherwise, as used in this prospectus, the terms “Celsion,” “the Company,” “we,” “us” and “our” refer to Celsion Corporation, a Delaware corporation, and its wholly-owned subsidiary, CLSN Laboratories, Inc., also a Delaware corporation. The Celsion brand and product names, including but not limited to Celsion® and ThermoDox®, contained in this prospectus are trademarks, registered trademarks or service marks of Celsion Corporation or its subsidiary in the United States and certain other countries. This document may also contain references to trademarks and service marks of other companies that are the property of their respective owners.

Where You Can Find Additional Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (Exchange Act). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of certain information filed by us with the SEC are also available on our website at www.celsion.com. The information available on or through our website is not part of this prospectus or any accompanying prospectus supplement or related free writing prospectus and should not be relied upon.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

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Information Incorporated by Reference

The SEC rules allow us to “incorporate by reference” into this prospectus information that we file with the SEC. Incorporation by reference allows us to disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.

This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with the SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 27, 2018;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 filed with the SEC on May 11, 2018 and June 27, 2018;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 filed with the SEC on August 14, 2018;

●	our Current Reports on Form 8-K filed with the SEC on February 6, 2018, May 15, 2018, June 28, 2018 and September 4, 2018;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2018; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 26, 2000, as amended by a Form 8-A/A dated February 7, 2008, and any amendments or reports filed for the purpose of updating such description.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We also incorporate by reference any future filings, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address.

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

(609) 896-9100

Attention: Jeffrey W. Church

Senior Vice President and Chief Financial Officer

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Forward-Looking Statements

Certain statements contained or incorporated by reference in this prospectus, in any applicable prospectus and in any related free writing prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Exchange Act. From time to time, we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, product pipelines, clinical trials and research and development activities, the adequacy of capital reserves and anticipated operating results and cash expenditures, current and potential collaborations, strategic alternatives and other aspects of our present and future business operations and similar matters that also constitute such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such statements include, without limitation:

●	any statements regarding future operations, plans, regulatory filings or approvals, including the plans and objectives of management for future operations or programs or proposed new products or services;

●	any statements regarding the performance, or likely performance, or outcomes or economic benefit of any of our research and development activities, proposed or potential clinical trials or new drug filing strategies or timelines, including whether any of our clinical trials will be completed successfully within any specified time period or at all;

●	any projections of earnings, cash resources, revenue, expense or other financial terms;

●	any statements regarding the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and Investigational New Drug application, New Drug Application and other regulatory submissions;

●	any statements regarding cost and timing of development and testing, capital structure, financial condition, working capital needs and other financial items;

●	any statements regarding the implementation of our business model and integration of acquired technologies, assets or businesses and existing or future collaborations, mergers, acquisitions or other strategic transactions;

●	any statements regarding approaches to medical treatment, any introduction of new products by others, any possible licenses or acquisitions of other technologies, assets or businesses, or possible actions by customers, suppliers, strategic partners, potential strategic partners, competitors or regulatory authorities;

●	any statements regarding development or success of our collaboration arrangements or future payments that may come due to us under these arrangements;

●	any statements regarding compliance with the listing standards of The NASDAQ Capital Market; and

●	any statements regarding future economic conditions or performance and any statement of assumptions underlying any of the foregoing.

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In some cases, you can identify forward-looking statements by terminology such as “expect,” “anticipate,” “estimate,” “continue,” “plan,” “believe,” “could,” “intend,” “predict,” “may,” “should,” “will,” “would” and words of similar import regarding our expectations. Forward-looking statements are only predictions. Actual events or results may differ materially. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our industry, business and operations, we cannot guarantee that actual results will not differ materially from our expectations. In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under “Risk Factors” contained in this prospectus and any related free writing prospectus, and in our most recent Annual Report on Form 10-K and our most recent filed Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. The discussion of risks and uncertainties set forth in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment, and our business is in a state of evolution. Therefore, it is likely that new risks will emerge and the nature and elements of existing risks will change. It is not possible for management to predict all such risk factors or changes therein or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors or new or altered factors may cause results to differ materially from those contained in any forward-looking statement. Forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus supplement and any related free writing prospectus, together with the information incorporated herein or therein by reference as described under the section titled “Information Incorporated By Reference,” and with the understanding that our actual future results may materially differ from what we expect.

Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

Prospectus Summary

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the matters discussed under the heading “Risk Factors” in this prospectus.

Overview

Celsion is a fully-integrated development stage oncology drug company focused on advancing a portfolio of innovative cancer treatments, including directed chemotherapies, DNA-mediated immunotherapy and RNA based therapies. Our lead product candidate is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in a Phase III clinical trial for the treatment of primary liver cancer (the OPTIMA Study). Second in our pipeline is GEN-1, a DNA-mediated immunotherapy for the localized treatment of ovarian and brain cancers. We have two platform technologies providing the basis for the future development of a range of therapeutics for difficult-to-treat forms of cancer including: Lysolipid Thermally Sensitive Liposomes, a heat sensitive liposomal based dosage form that targets disease with known therapeutics in the presence of mild heat and TheraPlas, a novel nucleic acid-based treatment for local transfection of therapeutic plasmids. With these technologies we are working to develop and commercialize more efficient, effective and targeted oncology therapies that maximize efficacy while minimizing side-effects common to cancer treatments.

ThermoDox®

ThermoDox® is being evaluated in a Phase III clinical trial for primary liver cancer, which we call the OPTIMA Study, which was initiated in 2014 and a Phase II clinical trial for recurrent chest wall breast cancer. ThermoDox® is a liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. Localized heat at hyperthermia temperatures (greater than 40° Celsius) releases the encapsulated doxorubicin from the liposome enabling high concentrations of doxorubicin to be deposited preferentially in and around the targeted tumor.

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The OPTIMA Study

The OPTIMA Study represents an evaluation of ThermoDox® in combination with a first line therapy, radio frequency ablation (RFA), for newly diagnosed, intermediate stage HCC patients. HCC incidence globally is approximately 850,000 new cases per year and is the third largest cancer indication globally. Approximately 30% of newly diagnosed patients can be addressed with RFA alone.

On February 24, 2014, we announced that the United States Food and Drug Administration (the “FDA”), after its customary 30-day review period, provided clearance for the OPTIMA Study, which is a pivotal, double-blind, placebo-controlled Phase III trial of ThermoDox®, in combination with standardized RFA, for the treatment of primary liver cancer. The trial design of the OPTIMA Study is based on the comprehensive analysis of data from an earlier clinical trial called the HEAT Study, which is described below. The OPTIMA Study is supported by a hypothesis developed from an overall survival analysis of a large subgroup of patients from the HEAT Study.

We initiated the OPTIMA Study in 2014. The OPTIMA Study was designed with extensive input from globally recognized hepatocellular carcinoma (“HCC”) researchers and expert clinicians and after receiving formal written consultation from the FDA. The OPTIMA Study is expected to enroll up to 550 patients globally at up to 70 sites in the United States, Canada, Europe Union, China and other countries in the Asia-Pacific region, and will evaluate ThermoDox® in combination with standardized RFA, which will require a minimum of 45 minutes across all investigators and clinical sites for treating lesions three to seven centimeters, versus standardized RFA alone. The primary endpoint for this clinical trial is overall survival (“OS”), and the secondary endpoints are progression free survival and safety. The statistical plan calls for two interim efficacy analyses by an independent Data Monitoring Committee (DMC).

On December 16, 2015, we announced that we had received the clinical trial application approval from the China Food and Drug Administration (the “CFDA”) to conduct the OPTIMA Study in China. This clinical trial application approval will allow Celsion to enroll patients at up to 20 clinical sites in China. On April 26, 2016, we announced that the first patient in China had been enrolled in the OPTIMA Study. Results from the OPTIMA Study, if successful, will provide the basis for a global registration filing and marketing approval.

On April 9, 2018, the Company announced that the DMC for the Company’s OPTIMA Study completed its last regularly scheduled review of the patients enrolled in the trial and has unanimously recommended that the OPTIMA Study continue according to protocol to its final data readout. The DMC’s recommendation was based on the its assessment of safety and data integrity of the first 75% of patients randomized in the trial as of February 5, 2018. The DMC reviewed study data at regular intervals, with the primary responsibilities of ensuring the safety of all patients enrolled in the study, the quality of the data collected, and the continued scientific validity of the study design. As part of its review of the first 413 patients, the DMC monitored a quality matrix relating to the total clinical data set, confirming the timely collection of data, that all data are current as well as other data collection and quality criteria.

On September 5, 2018, the Company announced that it has reached its enrollment objective of 550 patients in the Phase III OPTIMA Study.

The HEAT Study

On January 31, 2013, the Company announced that the HEAT Study, ThermoDox® in combination with RFA, did not meet the primary endpoint, PFS, of a Phase III clinical trial enrolling 701 patients with primary liver cancer. This determination was made after conferring with the HEAT Study independent DMC, that the HEAT Study did not meet the goal of demonstrating a clinically meaningful improvement in progression free survival. In the trial, ThermoDox® was well-tolerated with no unexpected serious adverse events. Following the announcement of the HEAT Study results, we continued to follow patients for OS, the secondary endpoint of the HEAT Study. We have conducted a comprehensive analysis of the data from the HEAT Study to assess the future strategic value and development strategy for ThermoDox®.

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The DIGNITY Study

On December 14, 2015, we announced final data from our ongoing DIGNITY study, which is an open-label, dose-escalating Phase II trial of ThermoDox® in patients with recurrent chest wall breast cancer. The DIGNITY Study was designed to establish a safe therapeutic dose in Phase I, and to demonstrate local control in Phase II, including complete and partial responses, and stable disease as its primary endpoint. The DIGNITY Study was also designed to evaluate kinetics in ThermoDox® produced from more than one manufacturing site. Of the 29 patients enrolled and treated, 21 patients were eligible for evaluation of efficacy. Approximately 62% of evaluable patients experienced a local response, including six complete responses and seven partial responses.

Acquisition of EGEN Assets

On June 20, 2014, we completed the acquisition of substantially all of the assets of EGEN, Inc., an Alabama corporation, which has changed its company name to EGWU, Inc. after the closing of the acquisition (“EGEN”), pursuant to an asset purchase agreement dated as of June 6, 2014, by and between EGEN and Celsion (the “Asset Purchase Agreement”). We acquired all of EGEN’s right, title and interest in and to substantially all of the assets of EGEN, including cash and cash equivalents, patents, trademarks and other intellectual property rights, clinical data, certain contracts, licenses and permits, equipment, furniture, office equipment, furnishings, supplies and other tangible personal property. In addition, CLSN Laboratories assumed certain specified liabilities of EGEN, including the liabilities arising out of the acquired contracts and other assets relating to periods after the closing date. The total purchase price for the asset acquisition is up to $44.4 million, including potential future earnout payments of up to $30.4 million contingent upon achievement of certain earnout milestones set forth in the Asset Purchase Agreement. At the closing, we paid approximately $3.0 million in cash after the expense adjustment and issued 193,728 shares of our common stock to EGEN. The shares of common stock were issued in a private transaction exempt from registration under the Securities Act, pursuant to Section 4(2) thereof. In addition, the Company held back 47,862 shares of common stock issuable to EGEN pending satisfactory resolution of any post-closing adjustments of expenses and EGEN’s indemnification obligations under the EGEN Purchase Agreement (Holdback Shares). These shares were issued on June 16, 2017.

After its review in 2016, management concluded that there was no immediate opportunity to out-license TheraSilence. As a result of this analysis, the earnout payments were adjusted prior to 2017 and are now up to $24.4 million that may become payable, in cash, shares of our common stock or a combination thereof, at our option, upon achievement of two major milestone events as follows:

●	$12.4 million will become payable upon achieving certain specified development milestones relating to an ovarian cancer study of GEN-1 (formerly known as EGEN-001) to be conducted by us or our subsidiary; and

●	$12.0 million will become payable upon achieving certain specified development milestones relating to a GEN-1 glioblastoma multiforme brain cancer study to be conducted by us or our subsidiary.

Our obligations to make the earnout payments will terminate on the seventh anniversary of the closing date. In the acquisition, we purchased GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers, and two platform technologies for the development of treatments for those suffering with difficult-to-treat forms of cancer, novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies, including TheraPlas and TheraSilence.

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GEN-I

In February 2015, we announced that the FDA accepted, without objection, the Phase I dose-escalation clinical trial of GEN-1 in combination with the standard of care in neo-adjuvant ovarian cancer (the OVATION Study). On September 30, 2015, we announced enrollment of the first patient in the OVATION Study. The OVATION Study is designed to (i) to identify a safe, tolerable and potentially therapeutically active dose of GEN-1 by recruiting and maximizing an immune response and (ii) to enroll three to six patients per dose level and will evaluate safety and efficacy and attempt to define an optimal dose for a follow-on Phase I/II study. In addition, the OVATION Study establishes a unique opportunity to assess how cytokine-based compounds such as GEN-1, directly affect ovarian cancer cells and the tumor microenvironment in newly diagnosed patients. The study is designed to characterize the nature of the immune response triggered by GEN-1 at various levels of the patients’ immune system, including:

●	Infiltration of cancer fighting T-cell lymphocytes into primary tumor and tumor microenvironment including peritoneal cavity, which is the primary site of metastasis of ovarian cancer;

●	Changes in local and systemic levels of immuno-stimulatory and immunosuppressive cytokines associated with tumor suppression and growth, respectively; and

●	Expression profile of a comprehensive panel of immune related genes in pre-treatment and GEN-1-treated tumor tissue.

We initiated the OVATION Study at four clinical sites at the University of Alabama at Birmingham, Oklahoma University Medical Center, Washington University in St. Louis and the Medical College of Wisconsin. During 2016 and 2017, we announced data from the first fourteen patients in the OVATION Study, who completed treatment.

On October 3, 2017, we announced final clinical and translational research data from the OVATION Study, a Phase Ib dose escalating clinical trial combining GEN-1 with the standard of care for the treatment of newly-diagnosed patients with advanced Stage III/IV ovarian cancer who will undergo neoadjuvant chemotherapy followed by interval debulking surgery.

GEN-1 OVATION II Study.

The Company held an Advisory Board Meeting on September 27, 2017 with the clinical investigators and scientific experts including those from Roswell Park Cancer Institute, Vanderbilt University Medical School, and M.D. Anderson Cancer Center to review and finalize clinical, translational research and safety data from the Phase IB OVATION Study in order to determine the next steps forward for our GEN-1 immunotherapy program.

On November 13, 2017, the Company filed its Phase I/II clinical trial protocol with the U.S. Food and Drug Administration for GEN-1 for the localized treatment of ovarian cancer. The protocol is designed with a single dose escalation phase to 100 mg/m² to identify a safe and tolerable dose of GEN-1 while maximizing an immune response. The 12 patient Phase I portion of the study will be followed by a continuation at the selected dose in up to 118 patient randomized Phase II study. GEN-1 has demonstrated positive safety and efficacy data in the recently completed dose escalation Phase IB trial in combination with neoadjuvant chemotherapy.

TheraPlas Technology Platform

TheraPlas is a technology platform for the delivery of DNA and messenger RNA (“mRNA”) therapeutics via synthetic non-viral carriers and is capable of providing cell transfection for double-stranded DNA plasmids and large therapeutic RNA segments such as mRNA. There are two components of the TheraPlas system, a plasmid DNA or mRNA payload encoding a therapeutic protein and a delivery system. The delivery system is designed to protect the DNA/RNA from degradation and promote trafficking into cells and through intracellular compartments. We designed the delivery system of TheraPlas by chemically modifying the low molecular weight polymer to improve its gene transfer activity without increasing toxicity. We believe TheraPlas is a viable alternative to current approaches to gene delivery due to several distinguishing characteristics, including enhanced molecular versatility that allows for complex modifications to improve activity and safety.

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Technology Development and Licensing Agreements.

Our current efforts and resources are applied on the development and commercialization of cancer drugs including tumor-targeting chemotherapy treatments using focused heat energy in combination with heat-activated drug delivery systems, immunotherapies and RNA-based therapies.

On August 8, 2016, we signed a Technology Transfer, Manufacturing and Commercial Supply Agreement (the “GEN-1 Agreement”) with Zhejiang Hisun Pharmaceutical Co. Ltd. (Hisun) to pursue an expanded partnership for the technology transfer relating to the clinical and commercial manufacture and supply of GEN-1, Celsion’s proprietary gene mediated, IL-12 immunotherapy, for the greater China territory, with the option to expand into other countries in the rest of the world after all necessary regulatory approvals are obtained. The GEN-1 Agreement will help to support supply for both ongoing and planned clinical studies in the United States, and for potential future studies of GEN-1 in China. GEN-1 is currently being evaluated by Celsion in first line ovarian cancer patients.

In June 2012, Celsion and Hisun signed a long-term commercial supply agreement for the production of ThermoDox®. Hisun is one the largest manufacturers of chemotherapy agents globally, including doxorubicin. In July 2013, the ThermoDox® collaboration was expanded to focus on next generation liposomal formulation development with the goal of creating safer, more efficacious versions of marketed cancer chemotherapeutics. During 2015, Hisun successfully completed the manufacture of three registration batches for ThermoDox® and has obtained regulatory approvals to supply ThermoDox® to participating clinical trial sites in all of the countries of South East Asia, Europe and North America, as well as to the European Union countries allowing for early access to ThermoDox®. The future manufacturing of clinical and commercial supplies by Hisun will result in a cost structure allowing Celsion to profitably access all global markets, including third world countries, and help accelerate the Company’s product development program in China for ThermoDox® in primary liver cancer and other approved indications.

Business Strategy

We have not generated and do not expect to generate any revenue from product sales in the next several years, if at all. An element of our business strategy has been to pursue, as resources permit, the research and development of a range of product candidates for a variety of indications. We may also evaluate licensing cancer products from third parties for cancer treatments to expand our current product pipeline. This is intended to allow us to diversify the risks associated with our research and development expenditures. To the extent we are unable to maintain a broad range of product candidates, our dependence on the success of one or a few product candidates would increase and results such as those announced in relation to the HEAT study on January 31, 2013 will have a more significant impact on our financial prospects, financial condition and market value. We may also consider and evaluate strategic alternatives, including investment in, or acquisition of, complementary businesses, technologies or products. As demonstrated by the HEAT Study results, drug research and development is an inherently uncertain process and there is a high risk of failure at every stage prior to approval. The timing and the outcome of clinical results are extremely difficult to predict. The success or failure of any preclinical development and clinical trial can have a disproportionately positive or negative impact on our results of operations, financial condition, prospects and market value.

Our current business strategy includes the possibility of entering into collaborative arrangements with third parties to complete the development and commercialization of our product candidates. In the event that third parties take over the clinical trial process for one or more of our product candidates, the estimated completion date would largely be under the control of that third party rather than us. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. We may also apply for subsidies, grants or government or agency-sponsored studies that could reduce our development costs.

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As a result of the uncertainties discussed above, among others, we are unable to estimate the duration and completion costs of our research and development projects or when, if ever, and to what extent we will receive cash inflows from the commercialization and sale of a product. Our inability to complete our research and development projects in a timely manner or to obtain positive results in our clinical trials, as well as any failure to enter into collaborative agreements when appropriate, could significantly increase our capital requirements and could adversely impact our liquidity. While our estimated future capital requirements are uncertain and could increase or decrease as a result of many factors, including the extent to which we choose to advance our research, development and clinical trials or whether we are in a position to pursue manufacturing or commercialization activities, it is clear we will need significant additional capital to develop our product candidates through clinical development, manufacturing and commercialization. We do not know whether we will be able to access additional capital when needed or on terms favorable to us or our stockholders. Our inability to raise additional capital, or to do so on terms reasonably acceptable to us, would jeopardize the future success of our business.

Corporate Information

We were founded in 1982 and are a Delaware corporation. Our shares of common stock trade on The NASDAQ Capital Market under the symbol “CLSN.” Our principal executive offices are located at 997 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648. Our telephone number is (609) 896-9100 and our website is www.celsion.com. The information available on or through our website is not part of or incorporated by reference into, this prospectus and should not be relied upon.

Horizon Loan Agreement

On June 27, 2018, the Company issued warrants (the “Warrants”) exercisable for a total of 190,114 shares of common stock to Horizon Technology Finance Corporation (“Horizon”) in connection with the loan agreement entered into by and between Celsion and Horizon. The Warrants are immediately exercisable, at a per share exercise price of $2.63, for cash or by net exercise from the date of grant and will expire after ten years from the date of grant.

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Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I - Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, as updated by the additional risks and uncertainties set forth in our most recent Quarterly Report on Form 10-Q and in other filings we make with the SEC, as well as the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement or in any other document incorporated by reference into this prospectus. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include the further research and development, clinical trials, manufacture and commercialization of our lead product candidate, ThermoDox®, and other products, including GEN-1, and to fund research and development of our technologies, working capital, repaying, redeeming or repurchasing debt, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, as well as for capital expenditures. We have not specifically allocated the proceeds to those purposes as of the date of this prospectus. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities, certificates of deposits or short-term U.S. government securities. The precise amount and timing of the application of proceeds from the sale of securities will depend on our funding requirements and the availability and cost of other funds at the time of sale. Allocation of proceeds of a particular series of securities, or the principal reason for the offering if no allocation has been made, will be described in the applicable prospectus supplement or in any related free writing prospectus.

We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder however, we will receive proceeds of approximately $500,000 if all of the Warrants for which the underlying shares are being registered herein are exercised. We expect to use any proceeds from the exercise of these warrants for capital expenditures, working capital and other general corporate purposes.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

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General Description of Securities

We may offer shares of common or preferred stock, various series of debt securities, warrants or other rights to purchase common stock or preferred stock, or units consisting of combinations of the foregoing, in each case from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. At the time we offer a type or series of securities, we will provide a prospectus supplement describing the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate principal amount or aggregate offering price;

●	voting or other rights;

●	rates and times of payment of interest, dividends or other payments;

●	original issue discount;

●	maturity;

●	ranking;

●	restrictive covenants;

●	redemption, conversion, exercise, exchange, settlement or sinking fund terms, including prices or rates, and any provisions for changes to or adjustments in such prices or rates and in the securities or other property receivable upon conversion, exercise, exchange or settlement;

●	any securities exchange or market listing arrangements; and

●	important U.S. federal income tax considerations.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. We urge you to read the prospectus supplement related to any securities being offered.

We may sell the securities directly to or through underwriters, dealers or agents. We and our underwriters, dealers or agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement (a) the names of the underwriters or agents and applicable fees, discounts and commissions to be paid to them, (b) details regarding over-allotment options, if any, and (c) net proceeds to us.

The following descriptions are not complete and may not contain all the information you should consider before investing in any securities we may offer hereunder; they are summarized from, and qualified by reference to, our amended and restated certificate of incorporation, bylaws and the other documents referred to in the descriptions, all of which are or will be publicly filed with the SEC, as applicable. See “Where You Can Find More Information.”

Description of Capital Stock

General

Our authorized capital stock consists of 112,500,000 shares of common stock, $0.01 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. As of September 27, 2018, there were 17,911,120 shares of our common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law, as amended (DGCL), the provisions of our certificate of incorporation, as amended (our certificate of incorporation), and our bylaws, as amended (our bylaws). This information is qualified entirely by reference to the applicable provisions of the DGCL, our certificate of incorporation and bylaws. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section titled “Where You Can Find Additional Information” in this prospectus.

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Common Stock

Holders of common stock to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers (including voting), privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, powers (including voting), privileges, preferences and relative participating, optional or other rights, if any, of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

●	the title and stated value;

●	the number of shares we are offering;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction or remarketing, if any;

●	the provisions for a sinking fund, if any;

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●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into or exchangeable for other securities and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	voting rights, if any, of the preferred stock;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	liability as to further calls or to assessment by the Company, if any;

●	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class or, in some cases, as a series on an amendment to our certificate of incorporation if the amendment would change the par value or, unless our certificate of incorporation provides otherwise, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other securities. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Considerations and Special Provisions of Our Certificate of Incorporation, Our Bylaws and the Delaware General Corporation Law

Certificate of Incorporation and Bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers that may be considered by some stockholders to be in their best interests, such as those attempts that might result in a premium over the market price for the shares held by stockholders. Certain provisions could delay or impede the removal of incumbent directors even if such removal would be beneficial to our stockholders, such as the classification of our board of directors and the lack of cumulative voting. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

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These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Classification of Board; No Cumulative Voting. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors due to be elected at each annual meeting of our stockholders.

Meetings of and Actions by Stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time and place designated by our board of directors. A special meeting of our stockholders may be called at any time by our board of directors, the chairman of our board of directors or the president. Our bylaws provide that (i) our board of directors can fix separate record dates for determining stockholders entitled to receive notice of a stockholder meeting and for determining stockholders entitled to vote at the meeting; (ii) we may hold a stockholder meeting by means of remote communications; (iii) any stockholder seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary of the Company, request that the board fix a record date and the board shall adopt a resolution fixing the record date in all events within ten calendar days after a request is received; and (iv) a written consent of stockholders shall not be effective unless a written consent signed by a sufficient number of stockholders to take such action is received by us within 60 calendar days of the earliest dated written consent received.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the secretary of the Company at our principal executive offices not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day in advance of the date specified in the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. If the date of the annual meeting is more than 30 calendar days before or after such anniversary date, notice by the stockholder to be timely must be so not earlier than the close of business on the 120th calendar day in advance of such date of annual meeting and not later than the close of business on the later of the 90th calendar day in advance of such date of annual meeting or the tenth calendar day following the date on which public announcement of the date of the meeting is made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of an advance notice by any stockholder. Any stockholder that proposes director nominations or other business must be a stockholder of record at the time the advance notice is delivered by such stockholder to us and entitled to vote at the meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders. Unless otherwise required by law, any director nomination or other business shall not be made or transacted if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present the director nominee or other proposed business.

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Filling of Board Vacancies. Our certificate of incorporation and bylaws provide that the authorized size of our board of directors shall be determined by the board by board resolution from time to time and that our board of directors has the exclusive power to fill any vacancies and newly created directorships resulting from any increase in the authorized number of directors and the stockholders do not have the power to fill such vacancies. Vacancies in our board of directors and newly created directorships resulting from any increase in the authorized number of directors on our board of directors may be filled by a majority of the directors remaining in office, even though that number may be less than a quorum of our board of directors, or by a sole remaining director. A director so elected to fill a vacancy shall serve for the remaining term of the predecessor he or she replaced and until his or her successor is elected and has qualified, or until his or her earlier resignation, removal or death.

Amendment of the Certificate of Incorporation. Our certificate of incorporation may be amended, altered, changed or repealed at a meeting of our stockholders entitled to vote thereon by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, in the manner prescribed by the DGCL.

Amendment of the Bylaws. Our bylaws may be amended or repealed, or new bylaws may be adopted, by either our board of directors or the affirmative vote of at least 66 2/3 percent of the voting power of our outstanding shares of capital stock.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

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●	any sale, lease, transfer, pledge or other disposition of ten percent or more of the assets of the corporation to or with the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC (AST), located at 6201 15th Avenue, Brooklyn, New York 11219. AST’s phone number is (800) 937-5449.

Description of Debt Securities

We may issue debt securities from time to time, in one or more series, as senior, subordinated or junior subordinated, convertible or non-convertible and secured or unsecured debt. Any senior debt securities will rank equally with any unsubordinated debt. Subordinated debt securities will rank equally with any other subordinated debt of the same ranking we may issue. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities at predetermined conversion rates, and conversion may be mandatory or at the holder’s option.

Debt securities will be issued under one or more indentures-contracts between us and a national banking association or other eligible party acting as trustee. Following is a summary of certain general features of debt securities we may issue; we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement, which may differ from the terms we describe below. You should read the prospectus supplements, any free writing prospectus we may authorize and the indentures, supplemental indentures and forms of debt securities relating to any series of debt securities we may offer.

General. Except as we may otherwise provide in a prospectus supplement, the relevant indenture will provide that debt securities may be issued from time to time in one or more series. The indenture will not limit the amount of debt securities that may be issued thereunder and will provide that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution, an officers’ certificate or a supplemental indenture, if any, relating to such series.

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We will describe in each prospectus supplement the following terms relating to any series of debt securities:

●	the title or designation;

●	whether they will be secured or unsecured, and the terms of any security;

●	whether the debt securities will be subject to subordination, and any terms thereof;

●	any limit upon the aggregate principal amount;

●	the date or dates on which the debt securities may be issued and on which we will pay the principal;

●	the interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining them;

●	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	the currency of denomination;

●	if payments of principal of, premium or interest will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the place or places where the principal of, premium, and interest will be payable, where debt securities of any series may be presented for registration of transfer, exchange or conversion, and where notices and demands to or upon the Company in respect of the debt securities may be made;

●	the form of consideration in which principal of, premium or interest will be paid;

●	the terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund, amortization or analogous provisions or at the option of a holder;

●	the dates on which and the price or prices at which we will repurchase the debt securities at the option of holders and other detailed terms and provisions of these obligations;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●	the portion of principal amount payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	whether the debt securities are to be issued at any original issuance discount and the amount of discount with which they may be issued;

●	whether the debt securities will be issued in certificated or global form and, in such case, the depositary and the terms and conditions, if any, upon which interests in such global security or securities may be exchanged in whole or in part for the individual securities represented thereby;

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●	provisions, if any, for defeasance in whole or in part and any addition or change to provisions related to satisfaction and discharge;

●	the form of the debt securities;

●	the terms and conditions upon which convertible debt securities will be convertible or exchangeable into securities or property of the Company or another person, if at all, and any additions or changes, if any, to permit or facilitate the same;

●	provisions, if any, granting special rights to holders upon the occurrence of specified events;

●	any restriction or condition on transferability;

●	any addition or change in the provisions related to compensation and reimbursement of the trustee;

●	any addition to or change in the events of default described in this prospectus or in the indenture and any change in the acceleration provisions so described;

●	whether the debt securities will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

●	whether we will be restricted from incurring any additional indebtedness;

●	any addition to or change in the covenants described in this prospectus or in the indenture, including terms of any restrictive covenants; and

●	any other terms which may modify or delete any provision of the indenture.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations and other special considerations applicable to any debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights. We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or other securities that the holders of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction. Except as we may otherwise provide in a prospectus supplement, the indenture will provide that we may not merge or consolidate with or into another entity, or sell other than for cash or lease all or substantially all our assets to another entity, or purchase all or substantially all the assets of another entity unless we are the surviving entity or, if we are not the surviving entity, the successor, transferee or lessee entity expressly assumes all of our obligations under the indenture or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders additional protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect them.

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Events of Default Under the Indenture. Except as we may otherwise provide in a prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal, or premium, if any, when due whether by maturity or called for redemption;

●	if we fail to pay a sinking fund installment, if any, when due and our failure continues for 30 days;

●	if we fail to observe or perform any other covenant relating to the debt securities, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding series; and

●	if specified events of bankruptcy, insolvency or reorganization occur as to the Company.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) will necessarily constitute an event of default with respect to any other series. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Except as we may otherwise provide in a prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of such securities) of and premium and accrued and unpaid interest, if any, on all such debt securities. Before a judgment or decree for payment of the money due has been obtained with respect to any series, the holders of a majority in principal amount of that series (or, at a meeting of holders at which a quorum is present, the holders of a majority in principal amount represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration) and the Company has deposited with the indenture trustee or paying agent a sum sufficient to pay all amounts owed to the indenture trustee under the indenture, all arrears of interest, if any, and the principal and premium, if any, on the debt securities that have become due other than by such acceleration. We refer you to the relevant prospectus supplement relating to any discount securities for the particular provisions relating to acceleration of a portion of the principal amount thereof upon the occurrence of an event of default.

Subject to the terms of the indenture, and except as we may otherwise provide in a prospectus supplement, if an event of default under the indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to that series, provided that, subject to the terms of the indenture, the debenture trustee need not take any action that it believes, upon the advice of counsel, might involve it in personal liability or might be unduly prejudicial to holders not involved in the proceeding.

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Except as we may otherwise provide in a prospectus supplement, a holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

●	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

●	the holders of at least a majority in aggregate principal amount outstanding of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

●	the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount outstanding of that series (or at a meeting of holders at which a quorum is present, the holders of a majority in principal amount of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

Except as we may otherwise provide in a prospectus supplement, these limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, them.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver. Except as we may otherwise provide in a prospectus supplement, the debenture trustee and the Company may, without the consent of any holders, execute a supplemental indenture to change the applicable indenture with respect to specific matters, including, among other things:

●	to surrender any right or power conferred upon the Company;

●	to provide, change or eliminate any restrictions on payment of principal of or premium, if any; provided that any such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

●	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

●	to evidence the succession of another entity to the Company;

●	to evidence and provide for the acceptance of appointment by a successor trustee with respect to one or more series of debt securities and to add or change provisions of the indenture to facilitate the administration of the trusts thereunder by more than one trustee;

●	to cure any ambiguity, mistake, manifest error, omission, defect or inconsistency in the indenture or to conform the text of any provision in the indenture or in any supplemental indenture to any description thereof in the applicable section of a prospectus, prospectus supplement or other offering document that was intended to be a verbatim recitation of a provision of the indenture or of any supplemental indenture;

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●	to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the U.S. Trust Indenture Act of 1939;

●	to make any change in any series of debt securities that does not adversely affect in any material respect the interests of the holders thereof; and

●	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities; provided that any such action shall not adversely affect the interests of holders of any debt securities.

In addition, and except as we may otherwise provide in a prospectus supplement, under the indenture the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount outstanding (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount represented at such meeting) that is affected. The debenture trustee and the Company may, however, make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon redemption;

●	reducing the principal amount of discount securities payable upon acceleration of maturity;

●	making the principal of or premium or interest payable in currency other than that stated;

●	impairing the right to institute suit for the enforcement of any payment on or after the fixed maturity date;

●	materially adversely affecting the economic terms of any right to convert or exchange; and

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver; or modifying, without the written consent of the trustee, the rights, duties or immunities of the trustee.

Except for certain specified provisions, and except as we may otherwise provide in a prospectus supplement, the holders of at least a majority in principal amount of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount represented at such meeting) may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of all such holders, waive any past default under the indenture with respect to that series and its consequences, other than a default in the payment of the principal of, premium or any interest; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge. Except as we may otherwise provide in a prospectus supplement, the indenture will provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities. In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the affected series on the dates payments are due.

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Form, Exchange and Transfer. Except as we may otherwise provide in a prospectus supplement, we will issue debt securities only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. Except as we may otherwise provide in a prospectus supplement, the indenture will provide that we may issue debt securities in temporary or permanent global form and as book-entry securities that will be deposited with a depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder will be able to exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities or the indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Except as we may otherwise provide in a prospectus supplement, if we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee. The debenture trustee, other than during the occurrence and continuance of an event of default under the indenture, will undertake to perform only those duties as are specifically set forth in the indenture. Upon an event of default, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee will be under no obligation to exercise any of the powers given it by the indenture at the request of any holder unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents. Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of interest on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

Unless we otherwise indicate in the applicable prospectus supplement, we will pay principal of and any premium and interest at the office of the indenture trustee or, at the option of the Company, by check payable to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee our sole paying agent for payments. We will name in the applicable prospectus supplement any other paying agents that we initially designate. We will maintain a paying agent in each place of payment.

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All money we pay to a paying agent or the debenture trustee for the payment of principal or any premium or interest which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law. The indenture and the debt securities will be governed and construed in accordance with the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours or, due to the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of such indentures and the issuance of the debt securities.

Description of Warrants, Other Rights and Units

We may from time to time issue warrants or other rights (together, Rights), in one or more series, for the purchase of common stock or preferred stock. We may issue Rights independently or together with such securities, and such Rights may be attached to or separate from them. Rights will be evidenced by a Rights certificate issued under one or more Rights agreements between us and a Rights agent which will act solely as our agent in connection with the Rights and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of Rights. We may issue securities in units (Units), each consisting of two or more types of securities. For example, we might issue Units consisting of a combination of common stock and warrants to purchase common stock. If we issue Units, the prospectus supplement relating to the Units will contain the information described above with regard to each of the securities that is a component of the Units. In addition, the prospectus supplement relating to the Units will describe the terms of any Units we issue. The forms of any such certificates and agreements will be filed as exhibits to the registration statement of which this prospectus is a part by amendment thereof or as exhibits to a Current Report on Form 8-K incorporated herein by reference, and the accompanying prospectus supplement and such forms may add, update or change the terms and conditions of the Rights or Units described in this prospectus. You should read the prospectus supplements, Rights agreements and Rights certificates that contain the terms of the Rights in their entirety.

The particular terms of each issue of Rights or Units will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the Rights or Units;

●	any initial offering price;

●	the title, aggregate principal amount or number and terms of the securities purchasable upon exercise of the Rights;

●	the principal amount or number of securities purchasable upon exercise of each Right and the price at which that principal amount or number may be purchased upon exercise of each Right;

●	the currency or currency units in which any offering price and any exercise price are payable;

●	the title and terms of any related securities with which the Rights are issued and the number of the Rights issued with each security;

●	any date on and after which the Rights or Units and the related securities will be separately transferable;

●	any minimum or maximum number of Rights that may be exercised at any one time;

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●	the date on which the right to exercise the Rights will commence and the date on which the right will expire;

●	a discussion of U.S. federal income tax, accounting or other considerations applicable to the Rights or Units;

●	whether the Rights represented by the Rights certificates, if applicable, will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

●	any anti-dilution provisions of the Rights or Units;

●	any redemption or call provisions applicable to the Rights;

●	any provisions for changes to or adjustments in the exercise price of any Rights; and

●	any additional terms of the Rights or Units, including terms, procedures and limitations relating to exchange and exercise of the Rights or Units.

Rights certificates will be exchangeable for new Rights certificates of different denominations and, if in registered form, may be presented for registration of transfer, and Rights may be exercised, at the corporate trust office of the Rights agent or any other office indicated in the related prospectus supplement. Before the exercise of Rights, holders of Rights will not be entitled to payments of any dividends, principal, premium or interest on securities purchasable upon exercise of the Rights, to vote, consent or receive any notice as a holder of and in respect of any such securities or to enforce any covenants in any indenture, or to exercise any other rights whatsoever as a holder of securities purchasable upon exercise of the Rights.

Selling Stockholder

This prospectus covers an aggregate of up to 190,114 shares of our common stock that may be sold or otherwise disposed of by the selling stockholder. Such shares are issuable to the selling stockholder upon the exercise of the Warrants we issued to the selling stockholder.

The following table sets forth certain information with respect to the selling stockholder, including (i) the shares of our common stock beneficially owned by the selling stockholder prior to this offering, (ii) the number of shares being offered by the selling stockholder pursuant to this prospectus and (iii) the selling stockholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling stockholder) are sold.

The table is based on information supplied to us by the selling stockholder, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock subject to warrants held by that selling stockholder that are exercisable as of September 27, 2018, or exercisable within 60 days after September 27, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 17,911,120 shares outstanding on September 27, 2018.

The registration of these shares of common stock does not mean that the selling stockholder will sell or otherwise dispose of all or any of those securities. The selling stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling stockholder under this prospectus. Furthermore, the selling stockholder may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

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To our knowledge and except as noted below, the selling stockholder has not, or within the past three years has not, any position, office or other material relationship with us or any of our predecessors or affiliates

	Beneficial Ownership Before This Offering			Beneficial Ownership After This Offering
Selling Stockholder(1)	Number of Shares Owned	Shares Offered Hereby	Shares Underlying Warrants Offered Hereby(3)	Number of Shares Owned	Percentage of Outstanding Shares
Horizon Technology Finance Corporation(2)	-	-	190,114	-	-

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholder, including reports and amendments thereto filed with the SEC on Schedule 13G.

(2)	The address of the principal business office of Horizon Technology Finance Corporation is 312 Farmington Avenue, Farmington, CT 06032.

(3)	The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to common stock.

Plan of Distribution

Celsion Corporation’s Plan of Distribution

We may sell the securities, from time to time, to or through underwriters or dealers, through agents or remarketing firms, or directly to one or more purchasers pursuant to:

●	underwritten public offerings;

●	negotiated transactions;

●	block trades;

●	“At the Market Offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market, at prevailing market prices; or

●	through a combination of these methods.

We may distribute securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

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A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

●	the name or names of the underwriters, if any;

●	if the securities are to be offered through the selling efforts of brokers or dealers, the plan of distribution and the terms of any agreement, arrangement, or understanding entered into with broker(s) or dealer(s) prior to the effective date of the registration statement, and, if known, the identity of any broker(s) or dealer(s) who will participate in the offering and the amount to be offered through each;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	if any of the securities being registered are to be offered otherwise than for cash, the general purposes of the distribution, the basis upon which the securities are to be offered, the amount of compensation and other expenses of distribution, and by whom they are to be borne;

●	any delayed delivery arrangements;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts, commissions or commissions allowed or reallowed or paid to dealers;

●	the identity and relationships of any finders, if applicable; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise indicated in the prospectus supplement, subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may use a remarketing firm to offer the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection the securities they remarket.

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If we offer and sell securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter of the securities offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

We may offer new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The NASDAQ Capital Market may engage in passive market making transactions in the common stock on The NASDAQ Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

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Selling Stockholder’s Plan of Distribution

The selling stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

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Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder had advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We have agreed to use commercially reasonable efforts to keep the registration statement continuously effective at all times until (a) the warrant shares are sold under such registration statement or pursuant to Rule 144 under the Securities Act, (b) the warrant shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, and (c) the five-year anniversary of the date of the issuance of the warrants, whichever is the earliest to occur. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We are required to pay certain fees and expenses in connection with the registration of the shares of common stock issuable upon exercise of the warrant. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from the sale of the shares by the selling stockholder.

Legal Matters

The validity of the securities being offered hereby will be passed upon by Sidley Austin LLP, Palo Alto, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

Experts

WithumSmith+Brown, PC (“Withum”), an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated herein by reference in reliance on Withum’s report, given on their authority as experts in accounting and auditing.

Dixon Hughes Goodman LLP (“DHG”), an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated herein by reference in reliance on DHG’s report, given on their authority as experts in accounting and auditing.

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2,666,667 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Oppenheimer & Co.

June 22, 2020